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                                                                     EXHIBIT 3.5

                         CERTIFICATE OF ELIMINATION OF

                     RIGHTS, PREFERENCES AND PRIVILEGES OF

                             CONNETICS CORPORATION

                          ____________________________


Connetics Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware.

     DOES HEREBY CERTIFY:

     FIRST: That a regularly scheduled meeting of the Board of Directors of Connetics Corporation, resolutions were duly adopted setting forth the proposed elimination of its series of Preferred Stock designated as "7% Convertible Preferred Stock, Series A" as set forth herein:

          RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of the Corporation in accordance with the provisions of its Certificate of Incorporation, the Board of Directors hereby confirms that no shares of 7% Convertible Preferred Stock, Series A are currently outstanding and the Corporation has no obligation to issue such shares in the future and the Board of Directors hereby revokes and rescinds its prior designation of the rights, preferences, privileges and limitation of 200 shares of 7% Convertible Preferred Stock, Series A out of the Corporation's authorized shares of Preferred Stock.

          FURTHER RESOLVED, that the appropriate officers of the Corporation be, and they hereby are, authorized and directed to prepare and file a Certificate of Elimination of Rights, Preferences and Privileges in accordance with the foregoing resolution and the provisions of Delaware law and to take such actions as they may deem necessary or appropriate to carry out the intent of the foregoing resolution.

     SECOND: That the Certificate of Designations with respect to the above 7% Convertible Preferred Stock, Series A was filed in the office of the Secretary of State of Delaware on December 4, 1996. None of the authorized shares of the 7% Convertible Preferred Stock, Series A are outstanding and none will be issued.

     THIRD: That in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Amended and Restated Certificate

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of Incorporation, as amended, is hereby amended to eliminate all reference to the 7% Convertible Preferred Stock, Series A.

     IN WITNESS WHEREOF, said Connetics Corporation has caused this certificate to be signed by Kartrina J. Church, its Senior Vice President, General Counsel and Secretary, this 11th day of December, 2001.



                                        /s/ KATRINA J. CHURCH
                                        --------------------------------------
                                        Katrina J. Church
                                        Senior Vice President, General Counsel
                                        and Secretary